UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2017

Kite Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36508	27-1524986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 Colorado Avenue Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

(310) 824-9999

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 10, 2017, KP EU C.V. (“Kite”), a wholly owned indirect subsidiary of Kite Pharma, Inc., entered into a Sino-foreign Co-operative Joint Venture Contract (the “JV Agreement”) with Shanghai Fosun Pharmaceutical Industrial Development Co., Ltd. (“Fosun”) pursuant to which the parties will establish a joint venture (the “JV Company”) for the purpose of developing, manufacturing and commercializing axicabtagene ciloleucel, also known as KTE-C19, in the mainland of the People’s Republic of China, the Hong Kong Special Administration Region and the Macau Special Administration Region (together, the “China Market”). Axicabtagene ciloleucel, Kite’s lead product candidate, is an investigational therapy in which a patient’s T cells are engineered to express a chimeric antigen receptor to target the antigen CD19, a protein expressed on the cell surface of B-cell lymphomas and leukemias, and redirect the T cells to kill cancer cells.

Pursuant to the JV Agreement, Kite and Fosun will each own 50% of the JV Company, with 40% of the profits allocated to Kite and the remaining 60% allocated to Fosun. Fosun will contribute the RMB equivalent of $20 million in cash to the JV Company and Kite will contribute certain exclusive commercial rights to be set forth in the Product and Know-How License Agreement with the JV Company in kind to the JV Company.

Pursuant to the JV Agreement, Kite and Fosun have agreed that within 20 business days following the establishment of the JV Company, which is subject to government approval, the JV Company and Kite will enter into a Technology License Agreement and a Product and Know-How License Agreement (together with the Technology License Agreement, the “License Agreements”). Under the License Agreements, Kite will grant the JV Company an exclusive license to manufacture, develop and commercialize KTE-C19 in the China Market.

In addition, under the JV Agreement, the JV Company has a certain period of time to exclusively license in the China Market, at its option, certain additional CAR and T cell receptor (TCR) product candidates, including KITE-439, Kite’s TCR product candidate targeting the human papillomavirus type 16 E7 oncoprotein and KITE-718, Kite’s TCR product candidate targeting MAGE-A3/A6.

Pursuant to the Technology License Agreement, Kite will receive a $40 million upfront payment from the JV Company, funded by Fosun, and for KTE-C19 will be entitled to (a) regulatory and commercial milestone payments of up to $35 million and (b) subject to certain conditions, mid-single digit sales royalties. In addition, if Fosun exercises its option to acquire an exclusive license to KITE-439 or KITE-718, Kite will be entitled to option exercise and milestone payments of up to $70 million, plus mid-single digit sales royalties.

Fosun and Kite have also agreed that the JV Company and Kite will enter into a Technical Service Agreement within 20 business days following the establishment of the JV Company, pursuant to which Kite will provide the JV Company with certain technical transfer services.

The term of the JV Agreement is 20 years from the date that the JV Company is established, subject to extension by mutual agreement of the parties. Either party may terminate the JV Agreement with written notice and subject to a good faith discussion and negotiation period upon the failure of a condition related to capital contributions, cooperation of the parties, the JV Company’s business license, the JV

Company’s cash flow and certain adverse revisions to the JV Agreement required by governmental authorities. Either party may also terminate the JV Agreement with written notice and subject to a negotiation period upon material breach by the other party, if such breach has not been cured within a defined period of receiving such notice, in the event of the other party’s bankruptcy, or upon the occurrence of certain force majeure events or governmental actions. The License Agreements terminate concurrent with any termination of the JV Agreement. For as long as Kite owns 40% of the equity of the JV Company, any other termination right under the License Agreements is conditioned upon the termination of the JV Agreement.

Contemporaneously with execution of the JV Agreement, Kite Pharma, Inc. and Fosun executed a guarantee agreement pursuant to which Kite Pharma, Inc. guarantees Kite’s performance under the JV Agreement. Kite Pharma, Inc. will also guarantee Kite’s performance under the License Agreements and the Technical Service Agreement.

The foregoing description of the JV Agreement and License Agreements is only a summary and is qualified in its entirety by reference to the JV Agreement and License Agreements. Kite intends to file copies of the JV Agreement and License Agreements as exhibits to its Quarterly Report on Form 10-Q for its fiscal quarter ending March 31, 2017, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for certain portions of the JV Agreement and License Agreements. The omitted material will be included in the request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE PHARMA, INC. (Registrant)

Dated: January 10, 2017	By:	/s/ Paul Jenkinson
	Name:	Paul Jenkinson
	Title:	Chief Financial Officer